Exhibit 99.2

October 14, 2011

Re: Distributions from Wells Real Estate Fund X, L.P. Property Sales

Dear Investor:

As a follow-up to our letter dated September 16, 2011, I wanted to inform you that we have begun to liquidate and dissolve the Wells Real Estate Fund X, L.P. (the Fund), in which you hold an interest. As an important initial step in this process, I am pleased to provide you with an estimate of your distribution of net proceeds from the sale of certain properties in which the Fund invested. In November, Wells plans to pay your distribution of $<< dollar amount >> from the properties sold. Please note that this figure represents a gross amount, and any federal or state tax withholding rules will be applied to the final distribution. As indicated in our previous letter, you must be a limited partner effective October 1, 2011 to be eligible to receive this distribution. This includes any transfers of unit ownership that were received at our office in good order by September 30, 2011.

For your reference, I also have included the Net Sale Proceeds (NSP) distribution instructions on file (where applicable). In the event we do not have instructions on file, Wells will use the default instructions of either sending distributions to the address of record or custodian of record for Individual Retirement Accounts (IRAs).

<<Smart Paragraph A: only insert for Reliance Trust Company Accounts>>

<<Reliance Account
Our records indicate that Reliance Trust Company (Reliance) is your IRA custodian. With the completed sales of all of the partnership's real estate assets and the distribution of sale proceeds forthcoming, there is the potential for tax implications. As with any tax matter, Wells highly recommends that you contact your tax advisor or financial representative in order to understand the tax and/or other implications related to this planned distribution, as Wells does not render any tax advice.

If Reliance did not receive instructions specifying an alternative distribution method by October 14, 2011, they will place the distribution into the FDIC-Insured Money Market Deposit Account held by United Community Bank within your IRA in order to avoid creating any tax liability. The funds will remain in this Money Market account within your IRA until Reliance receives instructions to liquidate and distribute or transfer. If you wish to confirm or change the instructions that are on file for your Reliance IRA, please contact a Wells Client Services Specialist at 800-557-4830.>>

The estimated amount of net sale proceeds being distributed to you by the Fund is as follows:

6200 The Corners Parkway Norcross, GA 30092-3365 Tel: 770-449-7800 Tel: 800-557-4830 Fax: 770-243-8198
www.WellsREF.com

Wells Fund                    Estimated Net Sale Proceeds Distribution
<<Wells Real Estate Fund X, L.P.>>                    <<Amount>>

Wells will disburse your portion of the net sale proceeds as follows:

INSTRUCTIONS    <Default/On File>
INSTRUCTION TYPE    <Check/EFT/DIP>
RECIPIENT    <Who>
ADDRESS    <Only for Check>
FIXED AMOUNT/PERCENT        <How $ is split for multiple instructions>
ELECTIVE WITHHOLDING PERCENT    <If Any>
EXTERNAL ACCOUNT NUMBER    <Third-Party Account Number>

<<Smart Paragraph B>>

<<Wells Real Estate Fund X, L.P.

The fund currently has approximately $6.4 million in net sale proceeds from the sale of the Avaya Building, the 360 Interlocken Building, and the 47300 Kato Road property. The upcoming NSP distribution will include $5.8 million of these proceeds, with the remainder $0.6 million being reserved at this time to fund the dissolution costs associated with closing the program.

The Avaya Building was sold on October 15, 2010, and $2,476,772 in net sale proceeds was allocated to the Fund based on its percentage ownership in the joint venture which sold the property. A portion of the proceeds, $750,440, was used to fund re-leasing costs at the 360 Interlocken Building as well as operating expenses for the partnership and its properties. The remaining $1,726,332 will be included in the upcoming NSP distribution.

The 360 Interlocken Building was sold on June 2, 2011, and $4,211,550 in net sales proceeds was allocated to the Fund based on its percentage ownership in the joint venture which sold the property. The upcoming NSP distribution will include $4,073,668 of these proceeds, with the remainder being reserved to fund the dissolution costs associated with closing the program.

Distribution of net sale proceeds is governed by Article IX of the Partnership Agreement. The section of Article IX that covers the calculation of this distribution is explained below.

•
In the event the partnership sells any partnership property at a sale price which is less than the original purchase price, Class A limited partners shall receive an amount equal to the excess of the original purchase price over the sale price of such partnership property, but not in excess of depreciation, amortization, or cost recovery allocations previously made to Class B limited partners.

•
Net sale proceeds will be distributed to Class B limited partners until each Class B limited partner receives an amount equal to the distribution of net cash flow from operations previously paid to the Class A limited partners, on a per-unit basis, during the same ownership period in which each Class B limited partner held his Class B units, respectively.

6200 The Corners Parkway Norcross, GA 30092-3365 Tel: 770-449-7800 Tel: 800-557-4830 Fax: 770-243-8198
www.WellsREF.com

•
Remaining net sale proceeds will be distributed, on a per-unit basis, to Class A and Class B limited partners in equal amounts until each limited partner has received aggregate distributions equal to the amount of each limited partner's original capital contribution, reduced by Net Sale Proceeds previously distributed.>>

Please note that in accordance with the terms of the partnership agreements, the General Partners will not receive any net sale proceeds from this distribution.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to
5:30 p.m. (ET).

You will be receiving additional communication from us in the coming weeks regarding the dissolution of Wells Real Estate Fund X, L.P., and as always, thank you for investing with Wells Real Estate Funds.

Sincerely,

Leo F. Wells III
General Partner

cc: Financial Representative

LPMPLTRI1109-0605INV

Disclosures
This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

6200 The Corners Parkway Norcross, GA 30092-3365 Tel: 770-449-7800 Tel: 800-557-4830 Fax: 770-243-8198
www.WellsREF.com